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                                                               Exhibit (9)(j)



                               THE SESSIONS GROUP
                                  (the "Group")

                                3435 Stelzer Road
                              Columbus, Ohio 43219

                               SERVICING AGREEMENT
                                       to
                          ADMINISTRATIVE SERVICES PLAN


Ladies and Gentlemen:

         We wish to enter into this Servicing Agreement with you concerning the provision of administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of one or more of the Group's investment portfolios (individually, a "Fund" and collectively, the "Funds"), which are listed on Appendix A.

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide administrative support services to your customers who may from time to time own of record or beneficially a Fund's Shares. Services provided may include some or all of the following: (i) processing dividend and distribution payments from a Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares; (iii) arranging for bank wires; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting with respect to the Shares beneficially owned by your customers or the information necessary for sub-accounting; (vi) if required by law, forwarding shareholder communications from a Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) forwarding to customers proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto; (viii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or pre-authorized instructions; (x) establishing and maintaining accounts and records relating to transactions in the Shares; (xi) assisting customers in changing dividend or distribution options, account designations and addresses; or (xii) other similar services if requested by the Group.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or


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beneficial in order to provide the aforementioned services to customers.

         Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Group, a Fund or its Shares except those contained in our then current prospectus for such shares, copies of which will be supplied by BISYS Fund Services Limited Partnership dba BISYS Fund Services ("BISYS"), the Group's distributor and administrator, to you, or in such supplemental literature or advertising as may be authorized by the Group in writing.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Group in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers. You and your employees will, upon request, be available during normal business hours to consult with the Group or its designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration for the services and facilities provided by you hereunder, the Group will pay to you, and you will accept as full payment therefor, the following fee at an annual rate calculated as a percentage of the average daily net assets of a Fund's Shares owned of record or beneficially by your customers from time to time for which you provide services hereunder, which fee will be computed daily and payable monthly: 0.10% of a Fund's assets up to $150 million; 0.08% of a Fund's next $100 million of assets; and 0.06% of a Fund's assets of $250 million or more. The fee rate stated above may be prospectively increased or decreased by the Group, in its sole discretion, at any time upon notice to you. Further, the Group may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Group pursuant to this Agreement will provide to the Group's Board of Trustees, and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made. In addition, you will furnish the Group or its designees with such information as the Group or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Group and its designees (including, without limitation, any auditors designated by the Group), in connection with the preparation of reports to the

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Group's Board of Trustees concerning this Agreement and the monies paid or payable by the Group pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Group; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will be fully disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations and will act solely as agent for, upon the order of, and for the account of, your customers.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Group or its designee. This Agreement may be terminated at any time, without the payment of any penalty with respect to a Fund by the vote of a majority of the members of the Board of Trustees of the Group and who have no direct or indirect financial interest in the operation of the Administrative Servicing Plan or in any related agreements to the Administrative Servicing Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of that Fund on not more than sixty (60) days written notice to the parties to this Agreement.

         Section 10. All notices and other communications to either you or the Group will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown given in this Agreement.

         Section 11. This Agreement will be construed in accordance with the laws of the State of Ohio and is non-assignable by the parties hereto.

         Section 12. This Agreement, or form thereof, has been approved by vote of a majority of (i) the Group's Board of Trustees and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

         Section 13. The Sessions Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on

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file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholder of the Group personally, but bind only the assets of the Group, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Group must look solely to the assets of the Group belonging to such Fund for the enforcement of any claims against the Group.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to the Group's designee, BISYS Fund Services Limited Partnership dba BISYS Fund Services, c/o Mick Grunewald at 3435 Stelzer Road, Columbus, Ohio 43219.

         BISYS Fund Services, as the Group's designee, will notify the _______________ of National Financial Services Corporation concerning any future operational changes pertaining to this Agreement.

Very truly yours,

THE SESSIONS GROUP

By: ____________________________________
     (name)     (title)

Date:

Accepted and Agreed to:

NATIONAL FINANCIAL SERVICES CORPORATION

By: ____________________________________
    (authorized officer)         (title)

Date:

________________________________________
Taxpayer Identification Number

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                                   APPENDIX A

            TO SERVICING AGREEMENT FOR ADMINISTRATIVE SERVICING PLAN
                             FOR THE SESSIONS GROUP

               The KeyPremier Prime Obligations Money Market Fund
           The KeyPremier U.S. Treasury Obligations Money Market Fund



THE SESSIONS GROUP


By: ___________________________
    (name)              (title)

Dated: ________________________



NATIONAL FINANCIAL
  SERVICES CORPORATION


By: ___________________________
    (name)              (title)

Dated:  _______________________























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